Exhibit 11.

     Computation of net loss per share, all data in thousands, except per share data. This data is unaudited.

                                                       For the three months
                                                         ended March 31,
                                                     -------------------------
                                                       2000           1999
                                                     ----------    -----------

 Calculation of loss per share - basic
 Net loss                                            $    (866 )         (146 )
                                                     ==========    ===========

 Shares:
 Common shares outstanding                               7,436          7,206
                                                     ==========    ===========


 Net loss per common share - basic                   $   (0.12 )        (0.02 )
                                                     ==========    ===========

 Calculation of loss per share - diluted
 Net loss                                            $    (866 )         (146 )
                                                     ==========    ===========

 Shares:
 Common shares outstanding                               7,436          7,206
 Additional shares assuming conversion of: stock
      options and warrants                                   -              -
                                                     ----------    -----------

 Average common and equivalent shares outstanding        7,436          7,206
                                                     ==========    ===========


 Net loss per common share - diluted                 $   (0.12 )        (0.02 )

                                                     ==========    ===========

 See the accompanying notes to consolidated financial statements.